EXHIBIT 10.1

RESTRICTED STOCK AWARD AGREEMENT

FOR THE PVF CAPITAL CORP. 2008 EQUITY INCENTIVE PLAN

This Award Agreement is provided to [—] (the “Participant”) by PVF Capital Corp. (the “Company”) as of September 16, 2010, the date the Compensation Committee of the Board of Directors (the “Committee”) awarded the Participant a restricted stock award pursuant to the PVF Capital Corp. 2008 Equity Incentive Plan (the “2008 Plan”), subject to the terms and conditions of the 2008 Plan and this Award Agreement:

1.	Number of Shares Subject to Your Restricted Stock Award:	10,000 shares of Common Stock (“Shares”), subject to adjustment as may be necessary pursuant to Article 10 of the 2008 Plan.

2.	Grant Date:	December 29, 2010

Unless sooner vested in accordance with Section 3 of the Terms and Conditions (attached hereto) or otherwise in the discretion of the Committee, the restrictions imposed under Section 2 of the Terms and Conditions will expire on the vesting dates set forth below and the Shares will be distributed; provided that the Participant is still employed by or in service with the Company or any of its subsidiaries on such date:

Percentage of Shares Vesting	Number of Shares Vesting	Vesting Date
33%	3,333	December 29, 2011
33%	3,333	December 29, 2012
34%	3,334	December 29, 2013

IN WITNESS WHEREOF, PVF Capital Corp., acting by and through the Committee, has caused this Award Agreement to be executed as of the Grant Date set forth above.

PVF CAPITAL CORP.

By:
On behalf of the Compensation Committee

Accepted by Participant:

[—]

, 2011
Date

TERMS AND CONDITIONS

1.	Grant of Shares. The Grant Date and number of Shares underlying your Restricted Stock Award are stated on page 1 of this Award Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the 2008 Plan.

2.	Restrictions. The unvested Shares underlying your Restricted Stock Award (the “Restricted Shares”) are subject to the following restrictions until they expire or terminate.

(a)	Restricted Shares may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered.

(b)	If your employment or service with the Company or any Affiliate terminates for any reason other than as set forth in paragraph (b) of Section 3 hereof, then you will forfeit all of your rights, title and interest in and to the Restricted Shares as of the date of termination, and the Restricted Shares shall revert to the Company under the terms of the 2008 Plan.

(c)	Restricted Shares are subject to the vesting schedule set forth on page 1 of this Award Agreement.

3.	Expiration and Termination of Restrictions. The restrictions imposed under Section 2 will expire on the earliest to occur of any of the following (the period prior to such expiration being referred to herein as the “Restricted Period”):

(a)	If applicable, as to the percentages of the Restricted Shares specified in the vesting schedule on page 1 of this Award Agreement, on the respective vesting dates specified in the vesting schedule on page 1; provided you are then still employed by or in the service of the Company or an Affiliate on such date(s). Notwithstanding the foregoing, no Restricted Shares shall vest during the Restricted Period to the extent that, on the date on which such Restricted Shares would otherwise vest (each, a “Vesting Date”), either PVF Capital Corp. (“Holding Company”) or Park View Federal Savings Bank (“Bank”) has not attained the minimum regulatory capital levels and asset quality levels set forth in the Cease and Desist Order by and between the Office of Thrift Supervision and the Holding Company dated October 19, 2009 or the Cease and Desist Order by and between the Office of Thrift Supervision and the Bank dated October 19, 2009, respectively (collectively, the “Vesting Conditions”). Any Restricted Shares that do not vest because the Vesting Conditions have not been satisfied, shall not be forfeited, but may vest on any succeeding vesting date, to the extent that such Vesting Conditions have been satisfied on such date; provided, however, that if, on the last vesting date, the Vesting Conditions have not been satisfied, the Restricted Shares shall be forfeited.

(b)	Upon termination of your employment by reason of death or Disability, provided that the Vesting Conditions have been satisfied upon your termination of employment by reason of death or Disability.

(c)	Upon a Change in Control (as defined in the 2008 Plan), provided that the Vesting Conditions have been satisfied upon the Change in Control.

4.	Delivery of Shares. Once the Shares are vested (see vesting schedule on page 1), the Shares (and accumulated dividends and earnings (if any), unless the Compensation Committee elects to pay out the accumulated dividends and earnings prior to vesting), will be distributed in accordance with your instructions.

5.	Voting and Dividend Rights. As beneficial owner of the Shares, you have full voting and dividend rights with respect to the Shares during and after the Restricted Period. If you forfeit your rights under this Award Agreement in accordance with Section 2, you will no longer have any rights as a shareholder with respect to the Restricted Shares and you will no longer be entitled to receive dividends on the Shares.

6.	Changes in Capital Structure. Upon the occurrence of a corporate event (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), your award will be adjusted as necessary to preserve the benefits or potential benefits of the award. Without limiting the above, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Stock, or a combination or consolidation of the outstanding Stock into a lesser number of Shares, the Shares subject to this Award Agreement will automatically be adjusted proportionately.

7.	No Right of Continued Employment. Nothing in this Award Agreement will interfere with or limit in any way the right of the Company or any Affiliate to terminate your employment or service at any time, nor confer upon you any right to continue in the employ or service of the Company or any Affiliate.

8.	Payment of Taxes. You may make an election to be taxed upon your Restricted Stock Award under Section 83(b) of the Code within 30 days of the Grant Date. If you do not make an 83(b) Election, upon vesting of the Restricted Stock Award the Committee is entitled to require as a condition of delivery: (i) that you remit an amount sufficient to satisfy any and all federal, state and local (if any) tax withholding requirements and employment taxes (i.e., FICA and FUTA), (ii) that the withholding of such sums come from compensation otherwise due to you or from Shares due to you under the 2008 Plan, or (iii) any combination of the foregoing. Any withholding shall comply with Rule 16b-3 or any amendments or successive rules. Outside Directors of the Company are self-employed and not subject to tax withholding.

9.	Plan Controls. The terms contained in the 2008 Plan are incorporated into and made a part of this Award Agreement and this Award Agreement shall be governed by and construed in accordance with the 2008 Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan will control.

10.	Severability. If any one or more of the provisions contained in this Agreement is deemed to be invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included in this Agreement.

11.	Notice. Notices and communications under this Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to:

PVF Capital Corp.

30000 Aurora Road

Solon, Ohio 44139

Attn: Compensation Committee of the Board of Directors

or any other address designated by the Company in a written notice to you. Notices to you will be directed to your address as then currently on file with the Company, or at any other address that you provide in a written notice to the Company.

12.	Successors. This Award Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Award Agreement and the 2008 Plan.

13.	Forfeiture. The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject you to disciplinary action up to and including termination of employment. In addition, any equity-based compensation, as provided by the 2008 Plan to which you would otherwise be entitled will be revoked.

14.	Miscellaneous. All equity-based compensation earned under this Award Agreement will not be treated as compensation for purposes of benefits received under any other Company or Bank tax-qualified or non-tax-qualified plans or arrangements.